Exhibit 99.1

TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard – Mt. Pleasant, SC 29464
843-388-8433 – Fax: 843-388-8081

Contact:	Alan W. Jackson
Executive Vice President/Chief Financial Officer
843-388-8433

FOR IMMEDIATE RELEASE
November 21, 2007

John W. Gandy, J. Louis Grant and Mary V. Propes are appointed to
Board of Directors of Tidelands Bancshares, Inc.

CHARLESTON, SC - - Tidelands Bancshares, Inc. (Bulletin Board/TDBK.OB) announced today that the Corporation’s Board of Directors appointed John W. Gandy, J. Louis Grant and Mary V. Propes to the Board of Directors effective as of November 19, 2007. Mr. Gandy was appointed as a Class I director, Mr. Grant was appointed as a Class II director, and Ms. Propes was appointed as a Class III director. All of the new directors’ terms shall extend until the company’s 2008 annual meeting of shareholders.

Mr. Gandy has over 25 years of experience in various accounting, financial and senior management positions. He is the owner of Gandy CPA Group, LLC as well as a partner or shareholder in several other businesses and various real estate related investments. He is a native of Myrtle Beach, SC and a graduate of Wofford College and holds an MBA from the Babcock Graduate School of Management at Wake Forest University. He is active in a number of civic, professional and church activities in the Myrtle Beach area. Mr. Gandy is also a partner in Office Developers, LLC, the owner of an office building located at 1312 Professional Drive in Myrtle Beach, SC in which Tidelands Bank is a tenant.

Mr. Grant has over 38 years of accounting experience and currently serves as the CEO, President and Manager of the Hilton Head, SC office of Robinson Grant & Co., P.A., Certified Public Accountants. He is a native of Andrews, SC and a graduate of both The Citadel and Palmer College. He is a member of the American Institute of CPA’s, the S.C. Association of CPA’s, as well as a number of other professional and civic organizations in the Hilton Head Island area.

Ms. Propes, a Kentucky native, has over 23 years of experience as a consultant and public servant and currently serves as CEO of MVP Group International, Inc., MVP Natural Stone, and MVP Textiles & Apparel. With factories in Mayfield, KY and Mangalore, India, she approves and implements all long-term corporate strategies and generally oversees all areas of production. Ms. Propes serves on the boards of numerous companies and organizations, both domestically and abroad.

Tidelands Bancshares, Inc. is a holding company for Tidelands Bank, which operates six offices in coastal South Carolina. Please visit our website at http://www.tidelandsbank.com.